Exhibit 99.1

J.JILL, INC. ANNOUNCES FIRST QUARTER FISCAL 2017 RESULTS

Reports Q1 Total Comparable Sales Growth of 9.9%

Raises Full Year Fiscal 2017 Guidance

Quincy, MA – May 31, 2017 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the first quarter fiscal 2017 ended April 29, 2017.

Paula Bennett, President and CEO of J.Jill, Inc. stated, “We are pleased with our start to the year and our ability to consistently capitalize on the strengths of our omni-channel data-driven business model. Our first quarter performance was strong, highlighted by total comparable sales growth of 9.9% and adjusted net income growth of about 50% versus last year. This quarter further exemplifies how well positioned we are to continue to capture market share and drive bottom-line earnings.”

Ms. Bennett continued, “Our team is hyper-focused on our customer – who she is, what she wants, and what is relevant to her. With this always in mind, we will continue to delight her with the product assortment and omni-channel shopping experience that brings her to J.Jill and builds the great loyalty she has with our brand. We are confident we have the right formula and approach in place to continue to drive these consistent positive results and to deliver against our goals for 2017 and beyond.”

For the first quarter ended April 29, 2017:

•	Total net sales increased by 12.5% to $166.1 million from $147.7 million in the first quarter of fiscal 2016.

•	Total company comparable sales, which includes comparable store sales and direct to consumer comparable sales, increased by 9.9%.

•	Direct to consumer net sales represented 42.6% of total net sales, up from 40.7% in the first quarter of fiscal 2016.

•	Gross profit increased to $115.6 million from $101.5 million in the first quarter of fiscal 2016. As a percentage of total net sales, gross profit was 69.6% compared to 68.7% in the first quarter of fiscal 2016.

•	SG&A was $97.0 million compared to $87.1 million in the first quarter of fiscal 2016, and as a percentage of total net sales was 58.4% compared to 59.0% in the first quarter of fiscal 2016. First quarter 2017 SG&A included $3.6 million of net non-recurring expenses compared to $1.1 million of net non-recurring expenses incurred in first quarter fiscal 2016 related to the Company’s initial public offering.

•	Income from operations, inclusive of non-recurring SG&A expenses, increased to $18.6 million, and as a percentage of total net sales was 11.2% compared to 9.8% in the first quarter of fiscal 2016.

•	Adjusted EBITDA* for the first quarter of fiscal 2017 increased by 19.7% to $31.0 million from $25.9 million in the first quarter of fiscal 2016.

•	Income tax expense increased to $5.6 million from $4.2 million in the first quarter of fiscal 2016, and the effective tax rate was 41.1% compared to 41.2% in the first quarter of 2016.

•	Diluted earnings per share were $0.18 compared to $0.14 in the first quarter of fiscal 2016.

•	Adjusted diluted earnings per share* for first quarter of fiscal 2017, which excludes net non-recurring expenses, were $0.24 compared to adjusted diluted earnings per share of $0.16 in the first quarter of fiscal 2016.

The Company ended the first quarter fiscal 2017 with $15.3 million in cash and cash equivalents, compared to $13.5 million at the end of fiscal 2016. Inventory at the end of the first quarter fiscal 2017 increased by 10.4% to $73.6 million compared to $66.6 million at the end of fiscal 2016. The Company opened one net new store in the first quarter fiscal 2017 and ended the quarter with 276 stores.

*	Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” for more information.

Outlook

For the second quarter of fiscal 2017, we expect total comparable sales to increase in the high single digits. GAAP diluted earnings per share are expected to be in the range of $0.26 to $0.28. Adjusted diluted earnings per share, which excludes approximately $0.9 million of non-recurring expenses associated with the company’s initial public offering, are expected to be in the range of $0.27 to $0.29. Both GAAP and adjusted diluted earnings per share include approximately $0.3 million of public company costs not incurred in 2016. This guidance assumes 43.7 million shares outstanding and an income tax expense rate of approximately 40%.

For the full 2017 fiscal year, on a 52-week basis, we expect total comparable sales to increase in the high single digits. GAAP diluted earnings per share are expected to be in the range of $0.72 to $0.76. Adjusted diluted earnings per share, which excludes approximately $5.0 million of non-recurring expenses associated with the company’s initial public offering, are expected to be in the range of $0.80 to $0.84. Both GAAP and adjusted diluted earnings per share include approximately $1.4 million of public company costs not incurred in 2016.

The 53rd week of fiscal 2017, which has not been included in the 52-week basis outlook given above, is expected to contribute an additional $9.0 million in sales and approximately $0.01 of earnings per share.

Conference Call Information

A conference call to discuss first quarter fiscal 2017 results is scheduled for today, May 31, 2017, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (877) 201-0168 or (647) 788-4901 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 5602577 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events.

A taped replay of the conference call will be available approximately two hours following the live call and can be accessed both online and by dialing (800) 585-8367 or (416) 621-4642. The pin number to access the telephone replay is 5062577. The telephone replay will be available until Wednesday, June 7, 2017.

About J.Jill, Inc.

J.Jill is an omni-channel premier retailer and nationally recognized women’s apparel brand committed to delighting our customers with a great wear-now product. The J.Jill brand represents an easy, relaxed, inspired style that reflects the confidence and comfort of a woman with a rich, full life. J.Jill operates an omni-channel platform that delivers a seamless experience to our customers through 276 stores nationwide and a robust ecommerce experience. J.Jill is headquartered outside Boston. For more information, please visit www.JJill.com. The information included on our website is not incorporated by reference herein.

Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•	Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, write-off of property and equipment, and other non-recurring expenses, primarily consisting of outside legal and professional fees associated with the initial public offering. We present Adjusted EBITDA on a consolidated basis because our management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

•	Adjusted Net Income, which represents net income (loss) plus other non-recurring expenses, primarily consisting of outside legal and professional fees associated with the initial public offering. We present Adjusted Net Income on a consolidated basis because our management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

•	Adjusted Earnings per Share (“Adjusted EPS”) represents Adjusted Net Income divided by the number of shares outstanding. Adjusted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS should not be considered alternatives to, or substitutes for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS to net income (loss) and EPS, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” and not rely solely on Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, or any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” Forward-looking statements include statements under “outlook” offering and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risk regarding, our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets and other factors set forth under “Risk Factors” in the Form 10K. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

(Tables Follow)

J.Jill, Inc.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	April 29, 2017	January 28, 2017
Assets
Current assets
Cash	$15,332	$13,468
Accounts receivable	10,457	3,851
Inventories, net	73,583	66,641
Prepaid expenses and other current assets	19,054	18,559
Receivable from related party	2,227	1,922

Total current assets	120,653	104,441
Property and equipment, net	102,359	102,322
Intangible assets, net	159,852	163,483
Goodwill	197,026	197,026
Other assets	863	1,033

Total assets	$580,753	$568,305

Liabilities and Shareholders’ / Members’ Equity
Current liabilities
Accounts payable	$38,540	$38,438
Accrued expenses and other current liabilities	47,821	46,121
Current portion of long-term debt	2,799	2,799

Total current liabilities	89,160	87,358
Long-term debt, net of discount and current portion	264,243	264,440
Deferred income taxes	72,887	73,511
Other liabilities	23,243	20,132

Total liabilities	449,533	445,441
Shareholders’ / Members’ Equity
Common stock	437	—
Common units	—	—
Contributed capital	—	116,743
Additional paid-in capital	116,635	—
Accumulated earnings	14,148	6,121

Total shareholders’ / members’ equity	131,220	122,864

Total liabilities and shareholders’ / members’ equity	$580,753	$568,305

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
Net sales	$166,126	$147,665
Cost of goods sold	50,518	46,159

Gross profit	115,608	101,506
Selling, general and administrative expenses	97,033	87,072

Operating income	18,575	14,434
Interest expense	4,945	4,112

Income before provision for income taxes	13,630	10,322
Provision for income taxes	5,603	4,249

Net income and total comprehensive income	$8,027	$6,073

Net income per common share attributable to common shareholders
Basic	$0.19	$0.14
Diluted	$0.18	$0.14
Weighted average number of common shares outstanding
Basic	42,518,143	43,747,944
Diluted	43,680,485	43,747,944

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
Net income	$8,027	$6,073
Interest expense	4,945	4,112
Provision for income taxes	5,603	4,249
Depreciation and amortization	8,799	10,261
Equity-based compensation expense (a)	24	75
Write-off of property and equipment (b)	2	—
Other non-recurring expenses (c)	3,585	1,108

Adjusted EBITDA	$30,985	$25,878

(a):	Represents expenses associated with equity incentive instruments granted to our management. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grants.
(b):	Represents net gain or loss on the disposal of fixed assets.
(c):	Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 9, 2017.

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted Net Income

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
Net income and total comprehensive income	$8,027	$6,073
Add: Provision for income taxes	5,603	4,249

Income before provision for income taxes	13,630	10,322
Add: Other non-recurring expenses(a)	3,585	1,108

Adjusted Income before provision for income taxes	17,215	11,430
Less: Adjusted Tax Provision(b)	6,886	4,572

Adjusted net income	$10,329	$6,858

Adjusted net income per common share attributable to common shareholders
Basic	$0.24	$0.16
Diluted	$0.24	$0.16
Weighted average number of common shares outstanding
Basic	42,518,143	43,747,944
Diluted	43,680,485	43,747,944

(a):	Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 9, 2017.
(b):	The adjusted tax provision for adjusted net income is estimated by applying 40% to the adjusted income before provision for income taxes.

Contacts:

Investor Contact:

Caitlin Morahan/Joseph Teklits

ICR, Inc.

investors@jjill.com

203-682-8200

Media Contact:

Dan Clifford

media@jjill.com